Exhibit 99.1

Contact :	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. 949 263 4340 dpetrucci@cvinc.net

Cornerstone Core Properties REIT, Inc. Announces Purchase Of
Monroe North CommerCenter For $14.3 Million

Irvine, CA – April 17, 2008 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today it has purchase an existing multi-tenant industrial property known as Monroe North CommerCenter for approximately $14.3 million.  Monroe North CommerCenter consists of two industrial buildings ideally located in the metropolitan Orlando, Florida area.  The property is currently 100% leased to 15 different tenants whose spaces range in size from approximately 7,300 square feet to approximately 29,000 square feet.  The property has approximately 181,300 square feet of space situated on approximately 14 acres of land.

Metropolitan Orlando’s central location offers almost equidistant access to the state’s other major metropolitan centers, positioning the region as a hub with quick, easy access to air, land and water transportation routes.  The networks of air routes, rail systems and interstate highways, as well as nearby deep-water ports, are attractive to various manufacturing, warehouse and distribution businesses.  Monroe North CommerCenter benefits from a desirable North Orlando location and from immediate access to a major interstate highway interchange.

Scarcity of available industrial land in Central Florida combined with rising construction costs have made it difficult for developers to get a foothold in the Orlando industrial market.  According to CB Richard Ellis, Central Florida remains an economically over-performing metro area and will remain in that category in the foreseeable future, due to strong demographic trends and moderate costs of living.  According to CB Richard Ellis, industrial real estate in the first quarter of 2008 closed with an overall vacancy rate of 8.8% in the Orlando metropolitan market while average overall first quarter 2008 rental rates for the Orlando area were slightly higher than for the fourth quarter of 2007.

CCP REIT is a publicly offered, non-traded real estate company investing primarily in multi-tenant industrial properties located in major metropolitan markets throughout the United States.  While the CCP REIT may use some degree of debt financing for acquisition, working capital, tenant improvements, capital improvements and cash distributions, it intends to own and operate its properties on an all-cash basis thus mitigating foreclosure and interest rate risk.

This release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is not an offer or a solicitation to purchase securities.  Such an offer can be made only by means of a prospectus that includes more complete information on the fees and risk factors involved. Investors should read a prospectus carefully before investing.  To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.